Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of this 30th day of April, 2018, is made by and between John Marshall Bancorp, Inc. (the “Company”) and John Marshall Bank (the “Bank”) (collectively, “Employer”) and Carl E. Dodson (“Executive”) and is effective as of April 30, 2018 (the “Effective Date”).

WHEREAS, Employer wishes to continue the employment of Executive as a key executive of Employer and it is the desire of Employer to have the benefit of Executive’s continued loyalty and service; and

WHEREAS, Executive wishes to be in the employ of Employer on the terms and subject to the conditions set forth herein.

WHEREAS, references in this Agreement to Internal Revenue Code section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under section 409A (hereinafter collectively referred to as “Code Section 409A”); and

WHEREAS, as of the Effective Date, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 C.F.R. 359.1(f)(1)(ii)] exists or, to the Employer’s best knowledge, is contemplated insofar as the Employer or any affiliates are concerned.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein the parties agree as follows:

1.             Employment and Duties.

(a)            Executive shall be employed as Senior Executive Vice President, Chief Operating Officer & Chief Risk Officer of Employer (the “Position”) on the terms and subject to the conditions of this Agreement. Executive accepts such employment and agrees to perform the duties and responsibilities of the Position, as may be assigned to Executive by the Chief Executive Officer or Board of Directors of the Company or the Bank.

(b)            Executive shall devote Executive’s best efforts and full time to rendering services on behalf of Employer in furtherance of its best interests. Executive shall comply with all policies, standards and regulations of Employer now or hereafter promulgated, and shall perform all duties under this Agreement to the best of Executive’s abilities and in accordance with the ethics and standards of conduct applicable to employees in the banking industry.

2.             Compensation.

(a)            Base Salary. During the Term, Employer shall cause Executive to be paid an annual base salary of $325,000, paid in equal installments to Executive in accordance with Employer’s established payroll practices (but no less frequently than monthly). The Company’s Board of Directors (the “Board of Directors”) or its designee, in its discretion, may increase Executive’s base salary during the Term. Employer shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Executive and Employer. Employer shall also withhold and remit to the proper party any amounts agreed to in writing by Employer and Executive for participation in any corporate sponsored benefit plans for which a contribution is required.

(b)            Bonuses. Executive shall receive only such annual bonuses, if any, as the Board of Directors or its designee, in its sole discretion, decides to pay to Executive. Notwithstanding the prior sentence, to the extent that, during the Term, Employer establishes an annual bonus plan covering executive employees, Executive shall be eligible for a bonus in accordance with the terms of such plan. Any such bonus payable under this Section 2(b) shall be paid annually by March 15 of the year following the fiscal year for which performance is being evaluated.

(c)            Equity Awards. Executive may be eligible to receive equity awards from Employer, in such manner and subject to such terms and conditions as the Board of Directors or its designee, in its sole discretion, may determine, if at all.

(d)            Clawback. Executive agrees that any incentive compensation that Executive receives from Employer or a related entity shall be subject to repayment (i.e., clawback) to Employer or such related entity to the extent required by law or under the clawback policy adopted by Employer on April 17, 2018 (the “Clawback Policy”). Executive shall be subject to any subsequent changes to, or replacement of, the Clawback Policy only to the extent Executive has separately agreed in writing.

(e)            Automobile. Employer shall provide an Employer-owned automobile for use by Executive. The Employer will pay insurance, taxes, maintenance expenses for the automobile, and EZ Pass fees and charges incurred by Executive in connection with the use of his company-owned car, subject to applicable W-2 income reporting for personal use.

(f)            Club Dues. Employer shall reimburse Executive for fifty percent (50%) of club dues incurred each month, not to exceed $350.00 per month. Executive shall submit expense reports related to the Executive’s club dues on a monthly basis and Employer shall reimburse such expenses on a monthly basis.

3.             Benefits.

(a)            Corporate Benefit Plans. Executive shall be entitled to participate in or become a participant in any employee benefit plan maintained by Employer for which Executive is or will become eligible on such terms as the Board of Directors or its designee may, in its discretion, establish, modify or otherwise change.

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(b)            Executive Supplemental Disability Insurance. Employer shall pay premiums on the supplemental disability income policy number 8866898 with Massachusetts Mutual Life Insurance Company, or a replacement policy agreed upon by Employer and Executive, when such premiums are due under, and subject to the terms of, such policy.

(c)            Personal Time Off. Executive shall be entitled to five (5) weeks (twenty-five (25) business days) of paid time off (“PTO”) each year (or such greater annual number of days allowed under Employer’s PTO policy) which shall be taken in accordance with Employer’s PTO Policy.

(d)            Split Dollar Life Insurance Benefit. Executive shall participate in the John Marshall Bank Split Dollar Life Insurance Plan in accordance with the terms of such plan, which may be amended from time to time.

4.             Reimbursement of Expenses.

(a)            Reimbursements. Executive shall be reimbursed upon Executive’s incurring reasonable and customary business expenses in connection with the performance of Executive’s duties, subject to presentation of adequate substantiation, including receipts, for the reasonable business travel, entertainment, lodging, and other business expenses incurred by Executive. In no event will such reimbursements be made later than the last day of the calendar month following the calendar month in which Executive submits the request for payment of the reimbursable expense, which shall be submitted no later than sixty (60) days after the expense is incurred.

(b)            Compliance with Code Section 409A. If any reimbursement or in-kind benefits under this Agreement constitute deferred compensation under Code Section 409A, the reimbursement or in-kind benefits will be provided in accordance with Code Section 409A. The reimbursement or in-kind benefit payments will not be paid later than the last day of Executive’s tax year immediately after Executive’s tax year in which the expense is incurred, amounts eligible for payment during any one taxable year under this Agreement do not affect eligibility for payment in any other taxable year under this Agreement, Executive’s right to the payment is not subject to liquidation or exchange for another benefit, and the Employer’s obligation to make payment does not apply after Executive’s death.

5.             Insurance. Employer will maintain or cause to be maintained directors and officers liability insurance covering Executive throughout his employment and will otherwise indemnify him in a manner that is no less favorable than the indemnity provided to other directors and officers.

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6.             Termination of Employment.

(a)            Death or Incapacity. Executive’s employment under this Agreement shall terminate automatically upon Executive’s death. Executive’s spouse, if the spouse survives Executive, or, if not, Executive’s estate shall receive (i) any unpaid base salary which otherwise would be payable to Executive through the date of termination payable in a lump sum as soon as administratively feasible following termination, but not later than thirty (30) days thereafter; (ii) any annual bonus compensation earned and awarded pursuant to Section 2(b) above, but not yet paid as of the date of termination, payable on the earlier of (A) the thirtieth (30th) day after the date of termination, or (B) when otherwise due; (iii) any benefits vested, due and owing pursuant to the terms of any other plans, policies or programs, payable when otherwise due (hereinafter subsections (i) – (iii) collectively are referred to as the “Accrued Obligations”). If Employer determines that Incapacity (as defined below) of Executive has occurred, it may terminate Executive’s employment and this Agreement upon ninety (90) days’ written notice, provided that, within ninety (90) days after receipt of such notice, Executive shall not have returned to full-time performance of Executive’s assigned duties. In the event of a termination due to “Incapacity,” Employer shall pay the Accrued Obligations to Executive. For purposes of this Agreement, “Incapacity” shall occur if (i) Executive is unable to perform the material functions of Executive’s position for thirteen (13) consecutive weeks and is then deemed to be permanently unable to continue in the Position by a physician selected by Employer or its insurer, and acceptable to Executive or Executive’s legal representative, which consent shall not be unreasonably withheld, or (ii) Executive is deemed disabled as defined in the policy of disability insurance maintained by Employer for the benefit of Executive (and others if a group policy). Notwithstanding any other provision in this Agreement, Employer shall comply with all requirements of the Americans with Disabilities Act. Further, if Executive’s employment is terminated due to death or “Incapacity,” then no payments (other than the Accrued Obligations) shall be owed or paid, including those under Section 7(a) or Section 8(a).

(b)            Termination by Employer With or Without Cause. Employer may terminate Executive’s employment at any time without Cause, upon written notice ninety (90) days in advance. Employer may, at its option, require that Executive perform no services for Employer or limit Executive’s services during all or part of the notice period. Employer may also terminate Executive’s employment immediately for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)            Executive’s willful misconduct in connection with the performance of Executive’s duties;

(ii)           Executive’s misappropriation or embezzlement of funds or material property of Employer or any affiliate;

(iii)          Executive’s fraud or dishonesty with respect to Employer or any affiliate;

(iv)          Executive’s failure to perform any of the material duties and responsibilities required by the Position (other than by reason of Incapacity), or Executive’s failure to follow reasonable instructions or policies of Employer, in either case after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by Employer in its reasonable business judgment) to remedy such failure (if such breach or violation is capable of being remedied), which period shall be not less than thirty (30) days;

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(v)           Executive’s conviction of or entering of a guilty plea or plea of no contest with respect to any felony, or any misdemeanor involving moral turpitude;

(vi)          Executive’s breach of a material term of this Agreement, or violation in any material respect of any policy, code or standard of behavior or ethics generally applicable to officers of Employer, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by Employer in its reasonable business judgment) to remedy such breach or violation (if such breach or violation is capable of being remedied), which period shall be not less than thirty (30) days;

(vii)         Executive’s willful violation of any final cease and desist order; or

(viii)         Executive’s breach of any fiduciary duty owed to Employer or its affiliates.

(c)            Termination by Executive for Good Reason. Executive may terminate employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)            The assignment of duties to Executive by Employer which result in Executive having materially less authority or responsibility than Executive has on the Effective Date, without Executive’s express written consent; or

(ii)           The relocation of Executive to any other primary place of employment that is located more than twenty-five (25) miles from Executive’s assigned place of employment as of the Effective Date, without Executive’s express written consent to such relocation, provided that such relocation of Executive is not as a result of, and at the same location as, the relocation of the headquarters of the Company; or

(iii)          A material reduction of Executive’s base salary, without Executive’s express written consent; or

(iv)          A material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Boards; or

(v)           Any action or inaction by Employer that constitutes a material breach of this Agreement.

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As a condition to invoking “Good Reason”, Executive is required to provide written notice to Employer detailing the existence of a condition described above in this Section 6(c) within a sixty (60) day period after the initial existence of the condition, and Employer shall have thirty (30) days after notice to remedy the condition without liability. In addition to the foregoing requirements, to trigger payment under this Section 6(c), Executive must also terminate employment within one hundred twenty (120) days after the initial occurrence of the event constituting “Good Reason” and Employer must have been allowed the full opportunity to cure, as set forth above.

Notwithstanding the above, “Good Reason” shall not include and shall not apply to any resignation by Executive where there exists objective evidence sufficient to justify a termination for Cause under Section 6(b), provided that the basis for such Cause is conduct by Executive that either (x) is unknown to Employer prior to the time written notice of Good Reason is provided by Executive or (y) occurred within the ninety (90) days preceding the date written notice of Good Reason is provided by Executive.

(d)            Other. Executive’s employment hereunder may be terminated voluntarily by Executive without Good Reason upon ninety (90) days’ prior written notice to Employer or at any time by mutual agreement in writing. In the event of such voluntary termination notice by Executive without Good Reason, Employer may terminate Executive’s employment prior to the expiration of the notice period without incurring any liability under Sections 7 or 8, and Employer shall be required only to pay Executive’s Base Salary through the termination date (with such payment to be made in accordance with Employer’s established payroll practices), plus any Accrued Obligations (as defined Section 6(a)).

7.             Obligations Upon Termination of Employment.

(a)            Without Cause or for Good Reason. Except as otherwise provided in Section 8, if Employer terminates Executive’s employment without Cause or Executive terminates Executive’s employment for Good Reason, Executive shall be entitled to receive, subject to any applicable delay set forth in Section 19 below:

(i)            The Accrued Obligations (as defined in Section 6(a)); and

(ii)           Subject to Executive’s signing, delivering and not revoking the Release attached as Exhibit A, which Release must be signed, delivered and not revoked within the period set forth in the Release:

(A)            A payment in a monthly amount equal to one-twelfth (1/12) of Executive’s annual base salary in effect immediately preceding such termination (but without applying, if applicable, any reduction of base salary that was the basis for Executive’s termination for Good Reason under Section 6(c)(iii)) for twelve (12) consecutive months, less all applicable withholdings, payable in accordance with Employer’s established payroll practices (but no less frequently than monthly), provided that the amounts Executive would otherwise have received during the sixty (60) days after Executive’s termination had the payments begun immediately after Executive’s termination of employment shall be paid in a lump sum on the sixtieth (60th) day after Executive’s termination of employment and provided further that, if applicable, subject to the delay provided for in Section 19 (the “Severance Benefit”); and

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(B)            For a period of two (2) years from and after the date of Executive’s termination of employment, Employer shall pay Executive a cash amount on a monthly basis equal to the full monthly cost (including COBRA administrative fees, if applicable) of the medical and dental coverage for Executive (“Continued Health Coverage”) under the current or any successor health plan provided by Employer to its employees (the “Employer Plan”) (with Executive eligible to elect any health plan option for Executive and his family that is then available under the Employer Plan), with the full amount of such payment taxable to Executive; provided that the amounts Executive would otherwise have received during the sixty (60) days after Executive’s termination had the payments begun immediately after Executive’s termination of employment shall be paid in a lump sum on the sixtieth (60th) day after Executive’s termination of employment and provided further that, if applicable, subject to the delay provided for in Section 19. Employer shall not be required to continue actual coverage under the Employer Heath Plan to the extent it is not required by COBRA or in the event such coverage is not agreed upon by any insurer under the Employer Plan; provided, however, that in such event Employer shall continue to be obligated to make the payment required under this Section 7(a)(ii)(B) and the amount of such monthly payment will be based on the applicable premiums immediately prior to when coverage terminates. Notwithstanding the above, if Executive becomes eligible for qualifying health care coverage through a subsequent employer within twenty-four (24) months after his last day of employment, Employer’s obligations hereunder with respect to the foregoing payments provided in this Section 7(a)(ii)(B) shall immediately terminate.

Notwithstanding the foregoing, and in addition to Employer’s remedies set forth in Section 7(c)(iv), all such payments and benefits under Section 7(a)(ii) otherwise to be made after Executive’s termination of employment shall cease to be paid, and Employer shall have no further obligation with respect thereto, in the event Executive, without the consent of Employer, breaches or engages in any activity prohibited in Section 7(c) or any of its sub-parts or Section 10.

(b)            For Cause; Other Than for Good Reason. If Executive’s employment is terminated for Cause or if Executive terminates Executive’s employment other than for Good Reason, this Agreement shall terminate without any further obligation of Employer to Executive other than the payment to Executive of the Accrued Obligations.

(c)            Covenants. The restrictions in this Section 7(c) apply in the event of any termination of Executive’s employment, regardless of the reason and including terminations both before and after a Change of Control.

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(i)            Non-Competition. In consideration for Employer’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, Executive agrees that Executive will not engage in “Competition” for a period of twelve (12) months after Executive’s employment with Employer ceases for any reason. For purposes hereof, “Competition” means Executive’s performing duties that are the same as or substantially similar to those duties performed by Executive for Employer or its affiliates during the last twelve (12) months of Executive’s employment, as an officer, a director, an employee, a partner or in any other capacity, within a twenty-five (25) mile radius of the headquarters of the Bank (or any Virginia, District of Columbia or Maryland headquarters of any successor of the Bank in the event of a merger consummated as of the last day of employment), as such location exists as of the date Executive’s employment ceases, if those duties are performed for a bank or other financial institution, that provides products or services that are the same as or substantially similar to, and competitive with, any of the products or services provided by the Bank at the time Executive’s employment ceases.

(ii)           Non-Piracy. In consideration for Employer’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, Executive agrees that for a period of twelve (12) months after Executive’s employment ceases for any reason, Executive will not, directly or indirectly, solicit, divert from Employer or transact business with any “Customer” of Employer with whom Executive had “Material Contact” during the last twelve (12) months of Executive’s employment or about whom Executive obtained information not known generally to the public while acting within the scope of Executive’s employment during the last twelve (12) months of employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to, and competitive with, those offered by Employer at the time Executive’s employment ceases. “Material Contact” means that Executive personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of Employer during the last twelve (12) months of Executive’s employment. “Customer” means any person or entity with whom Employer had a depository or other contractual relationship, pursuant to which Employer provided products or services during the last twelve (12) months of Executive’s employment.

(iii)          Non-Solicitation. In consideration for Employer’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, Executive agrees that for a period of twelve (12) months after Executive’s employment ceases for any reason, Executive will not, directly or indirectly, hire any person employed by Employer during the six (6) months preceding Executive’s cessation of employment, or solicit for hire or encourage any such person to terminate employment with Employer, if the purpose is to compete with Employer.

(iv)          Remedies. Executive acknowledges that the covenants set forth in Section 7(c) are just, reasonable, and necessary to protect the legitimate business interests of Employer. Executive further acknowledges that if Executive breaches or threatens to breach any provision of Section 7(c), all payments otherwise due under Sections 7(a)(ii) or 8(b)(ii) (below) shall immediately cease, but Employer’s remedies at law will be inadequate, and Employer will be irreparably harmed. Accordingly, Employer shall be entitled to an injunction, both preliminary and permanent, restraining Executive from such breach or threatened breach, such injunctive relief not to preclude Employer from pursuing all available legal and equitable remedies.

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8.             Obligations Related to Change of Control.

(a)            Change of Control Benefit. If a Change of Control occurs during the term of this Agreement, subject to Executive’s signing, delivering and not revoking the Release attached as Exhibit A, which Release must be signed, delivered and not revoked within the period set forth in the Release, the Company shall make or cause to be made a lump-sum payment to Executive in an amount in cash equal to 2.50 times Executive’s annual compensation. For this purpose annual compensation means (i) Executive’s Base Salary when the Change of Control occurs plus (ii) the average of the highest three years’ annual cash bonus earned by Executive for the five complete fiscal years immediately preceding the year in which the Change of Control occurs. If the number of complete fiscal years preceding the Change of Control is less than five, the average of the annual cash bonuses will the highest three out of the preceding four years, or the highest two of the preceding three years, or the highest one out of the two preceding years, as applicable. If only one complete fiscal year precedes the Change of Control, the average of the annual cash bonuses will be the cash bonus paid with respect to that fiscal year. If no cash bonus was paid to Executive with respect to an applicable fiscal year, then such bonus amount shall be zero (0) in calculating the amount of the average. The amount payable to Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this Section 8(a) shall be paid within sixty (60) days following the date the Change of Control occurs, subject to the Release requirements and provided that, if the period for execution and revocation set forth in the Release should cover two calendar years, payment shall be made in the later calendar year. If Executive receives payment under this Section 8(a), Executive shall not be entitled to any additional severance benefits under Section 7(a) after employment termination but may be entitled to the severance benefits under Section 8(b), subject to the requirements of Section 8(b), including execution of a separate Release at the time of termination as provided in Section 8(b). Executive shall be entitled to benefits under this Section 8(a) on no more than one occasion during the term of this Agreement.

(b)            Termination of Employment without Cause. If Executive’s employment terminates without Cause on the date of a Change of Control or within two (2) years after a Change of Control, Executive shall be entitled to receive, subject to any applicable delay set forth in Section 19 below:

(i)            The Accrued Obligations (as defined in Section 6(a));

(ii)           Subject to Executive’s signing, delivering and not revoking the Release attached as Exhibit A, which Release must be signed, delivered and not revoked within the period set forth in the Release for a period of two (2) years from and after the date of Executive’s termination of employment, Employer shall pay Executive a cash amount on a monthly basis equal to the full monthly cost (including COBRA administrative fees, if applicable) of the medical and dental coverage for Executive (“Continued Health Coverage”) under the current or any successor health plan provided by Employer to its employees (the “Employer Plan”) (with Executive eligible to elect any health plan option for Executive and his family that is then available under the Employer Plan), with the full amount of such payment taxable to Executive; provided that the amounts Executive would otherwise have received during the sixty (60) days after Executive’s termination had the payments begun immediately after Executive’s termination of employment shall be paid in a lump sum on the sixtieth (60th) day after Executive’s termination of employment and provided further that, if applicable, subject to the delay provided for in Section 19. Employer shall not be required to continue actual coverage under the Employer Heath Plan to the extent it is not required by COBRA or in the event such coverage is not agreed upon by any insurer under the Employer Plan; provided, however, that in such event Employer shall continue to be obligated to make the payment required under this Section 8(b)(ii) and the amount of such monthly payment will be based on the applicable premiums immediately prior to when coverage terminates. Notwithstanding the above, if Executive becomes eligible for qualifying health care coverage through a subsequent employer within twenty-four (24) months after his last day of employment, Employer’s obligations hereunder with respect to the foregoing payments provided in this Section 8(b)(ii) shall immediately terminate.

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Notwithstanding the foregoing, and in addition to Employer’s remedies set forth in Section 7(c)(iv), all such payments and benefits under Section 8(b) otherwise to be made after Executive’s termination of employment shall cease to be paid, and Employer shall have no further obligation with respect thereto, in the event Executive, without the consent of Employer, engages in any activity prohibited by Section 7(c) or any of its subparts or Section 10.

(c)            For Cause; Other Than for Good Reason. If Executive’s employment is terminated for Cause or if Executive terminates Executive’s employment other than for Good Reason, on the date of a Change of Control or within two (2) years after a Change of Control, this Agreement shall terminate without any further obligation of Employer to Executive other than the payment to Executive of the Accrued Obligations.

(d)            Superseding Provisions. The benefits and payments set forth in Section 8 that may be due in connection with a Change of Control shall supersede all payments, entitlements and benefits of Executive otherwise payable under Section 7(a). The benefits and payments due under Section 8 replace those in Section 7(a), and are not cumulative thereof.

9.             Change of Control Defined. For purposes of this Agreement, the term “Change of Control” means a change in control as defined in Code Section 409A, as the same may be amended from time to time. For purposes of clarification and without intending to affect the foregoing reference to Code Section 409A for the definition of Change of Control, as of the effective date of this Agreement, a change in control as defined in Rule 1.409A-3(i)(5) would include the following:

(a)            Change in Ownership: a change in ownership of the Employer occurs on the date any one person or group accumulates ownership of Company stock constituting more than 50% of the total fair market value or total voting power of Company stock, or

(b)            Change in Effective Control: (i) any one person or more than one person acting as a group acquires within a twelve(12)-month period ownership of Company stock possessing thirty percent (30%) or more of the total voting power of the Company’s stock, or (ii) a majority of the Company Board is replaced during any twelve(12)-month period by directors whose appointment or election is not endorsed in advance by a majority of the Company Board, or

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(c)            Change in Ownership of a Substantial Portion of Assets: a change in ownership of a substantial portion of the Company’s assets occurs if in a twelve(12)-month period any one person or more than one person acting as a group acquires from the Company assets having a total gross fair market value equal to or exceeding forty percent (40%) of the total gross fair market value of all of the Company’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

10.            Confidentiality. As an employee of Employer, Executive will have access to and may participate in the origination of non-public, proprietary and confidential information relating to Employer and/or its affiliates and Executive acknowledges a fiduciary duty owed to Employer and its affiliates not to disclose any such information. Confidential information may include, but is not limited to, trade secrets, customer lists and information, internal corporate planning, methods of marketing and operation, and other data or information of or concerning Employer and its affiliates or their customers that is not generally known to the public or generally in the banking industry. Executive agrees that for a period of three (3) years following the cessation of employment, Executive will not use or disclose to any third party any such confidential information, either directly or indirectly, except as may be authorized in writing specifically by Employer; provided, however that to the extent the information covered by this Section 10 is otherwise protected by the law, such as “trade secrets,” as defined by the Virginia Uniform Trade Secrets Act, or customer information protected by banking privacy laws, that information shall not be disclosed or used for however long the legal protections applicable to such information remain in effect. Nothing in this Agreement is intended to or will be used in any way to limit Executive’s rights to voluntarily communicate with, file a claim or report with, or to otherwise participate in an investigation with, any federal, state, or local government agency, as provided for, protected under or warranted by applicable law. Executive does not need prior approval before making any such communication, report, claim, disclosure or participation and is not required to notify Employer that such communication, report, claim, or participation has been made. Additionally, federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, Executive may not be held criminally or civilly liable under any state or federal trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a state, federal or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; or (c) in a lawsuit alleging retaliation by Employer against Executive for reporting a suspected violation of law, Executive discloses to Executive’s attorney and uses in the court proceeding, as long as any document containing the trade secret is filed under seal and Executive does not disclose the trade secret except pursuant to a court order.

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11.            Documents. All documents, records, tapes and other media of any kind or description relating to the business of Employer or any of its affiliates or subsidiaries (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of Employer. The Documents (and any copies) shall be returned to Employer upon Executive’s termination of employment for any reason or at such earlier time or times as the Company Board or its designee may specify.

12.            Suspension or Temporary Prohibition of Services; Permanent Prohibition of Services. If Executive is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer may in its discretion (a) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (b) reinstate (in whole or in part) any of its obligations which were suspended. If Executive is removed and/or permanently prohibited from participating in the conduct of Employer’s affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

13.            Severability/Breach Not Excuse Performance. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

14.            Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. The parties further agree that venue in the event of a dispute shall be exclusively in the Circuit Court of Fairfax County, or the applicable federal court encompassing that jurisdiction, at the sole option of Employer, and Executive agrees not to object to venue.

15.            Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by overnight or registered or certified mail, return receipt requested, to the parties at the following addresses (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

To Employer:	Chairman of the Board of Directors
John Marshall Bancorp, Inc.
1943 Isaac Newton Square
Reston, Virginia 20190

To Executive:	At Executive’s home address as shown on the records of Employer.

16.            Amendment and Termination of Agreement. This Agreement may not be varied, altered, modified or in any way amended except by an instrument in writing executed by the parties hereto or their legal representatives. Except as specifically set forth herein, including pursuant to the provisions of Section 6, this Agreement may not be terminated except by an instrument in writing executed by the parties hereto or their legal representatives, provided, however, and notwithstanding anything in this Agreement to the contrary, Employer or its successor has the unilateral right to terminate this Agreement and pay out the full value of all benefits provided under Section 8 in one lump sum payment in connection with a Change of Control pursuant to, and in compliance with, Treasury Regulation § 1.409A-3(j)(4)(ix)(B).

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17.            Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Executive and Employer, its successors and assigns on the Effective Date, subject to the approval by the Boards. Employer will require any successor to all or substantially all of the business, stock or assets of Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. This Agreement shall be freely assignable by Employer.

18.            No Construction Against Any Party. This Agreement is the product of informed negotiations between Executive and Employer. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. Executive and Employer agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

19.            Code Section 409A Compliance.

(a)            The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b)            Neither Executive nor Employer shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.

(c)            A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. A “separation from service” shall not occur under Code Section 409A unless such Executive has completely severed Executive’s relationship with Employer or Executive has permanently decreased Executive’s services to twenty percent (20%) or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if Executive has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A. If Executive is deemed on the date of separation from service with Employer to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by Employer from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed for six (6) months in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall be paid with interest on the earlier of (i) the first day of the seventh (7th) month measured from the date of Executive’s separation from service or (ii) the date of Executive’s death. The amount of interest to be paid shall be based on the prime rate of interest in effect on the first day of the month following Executive’s separation from service as reported in the Wall Street Journal. In the case of benefits required to be delayed under Code Section 409A, however, Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six (6) month delay period and then be reimbursed by Employer thereafter on the first day of the seventh (7th) month following the date of Executive’s separation from service or, if earlier, on the date of Executive’s death.

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(d)            If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(e)            When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Employer. In the event any payment payable upon termination of employment would be exempt from Code Section 409A under Treasury Regulation § 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to Executive that are exempt under such provision shall be made by applying the exemption to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.

(f)            Notwithstanding any other provision of this Agreement, Executive shall be solely liable, and Employer shall not be liable in any way to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

20.            Regulatory Limitation. Notwithstanding any other provision of this Agreement, neither Employer nor any subsidiary or affiliate shall be obligated to make, and Executive shall have no right to receive, any payment, benefit or amount under this Agreement that would violate any law, regulation or regulatory order applicable to Employer or the subsidiary or affiliate at the time such payment or benefit is due, including without limitation, any regulation or order of the Federal Deposit Insurance Corporation or the Board of Governors of the Federal Reserve System. Executive agrees that compliance by Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid or otherwise due to Executive are limited, shall not be a breach of this Agreement by Employer.

21.            Waiver of Breach. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

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22.            No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 22 shall preclude the assumption of such rights by executors, administrators or other legal representatives of Executive or Executive’s estate and their assigning any rights under this Agreement to the person or persons entitled hereto.

23.            Full Capacity. The persons signing this Agreement represent that they have full authority and representative capacity to execute this Agreement in the capacities indicated below and to perform all obligations under this Agreement.

24.            Representation and Warranty of Executive. Executive represents and warrants to Employer that Executive is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent Executive from entering into the employ of Employer under this Agreement or prevent Executive from performing the terms of this Agreement.

25.            Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement of the parties with respect to the matters addressed herein and, upon the Effective Date, it supersedes all other prior agreements and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.

26.            Survivability. The provisions of Section 7(c) shall survive the termination, expiration or non-renewal of this Agreement.

27.            Counterparts/Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

28.            Case and Gender. Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

29.            Title. The titles and sub-headings of each Section and Sub-Section in this Agreement are for convenience only and should not be considered part of this Agreement to aid in interpretation or construction.

[Signature Block on Next Page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Date: May 22, 2018	/s/ Carl E. Dodson
Carl E. Dodson

Date: May 22, 2018	John Marshall Bancorp, Inc. and
John Marshall Bank

	By:	/s/ John R. Maxwell
John R. Maxwell
Executive Chairman of the Board

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EXHIBIT A

RELEASE

In consideration of the benefits promised in the Employment Agreement to which this Release is attached as Exhibit A (and further defined below), Carl E. Dodson (“Executive”), hereby irrevocably and unconditionally releases, acquits, and forever discharges John Marshall Bancorp, Inc. and John Marshall Bank (collectively, the “Bank”), and each of its agents, directors, members, shareholders, affiliated entities, officers, employees, former employees, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) from any and all charges, complaints, claims, liabilities, grievances, obligations, promises, agreements, controversies, damages, policies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on Releasees’ right to terminate employees, or any federal, state or other governmental statute, regulation, law or ordinance, including without limitation (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; (7) the Family and Medical Leave Act; and (8) the Employee Retirement Income Security Act (“Claim” or “Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the date of the execution of this Release; provided, however, that nothing herein shall preclude Executive from filing or participating in a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”), but Executive waives any right to monetary relief arising therefrom.

Executive hereby acknowledges and agrees that the execution of this Release [and the cessation of Executive’s employment] and all actions taken in connection therewith are in compliance with the federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth above shall be applicable, without limitation, to any claims brought under these Acts. Executive further acknowledges and agrees that:

a.            This Release given by Executive is given solely in exchange for the benefits set forth in the Employment Agreement dated as of April 30, 2018 between the Bank and Executive (the “Employment Agreement”) to which this Release was initially attached and such consideration is in addition to anything of value which Executive was entitled to receive prior to entering into this Release;

b.            By entering into this Release, Executive does not waive rights or claims that may arise after the date this Release is executed;

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c.            Executive has been advised to consult an attorney prior to entering into this Release, and this provision of this Release satisfies the requirements of the Older Workers Benefit Protection Act that Executive be so advised in writing;

d.            Executive has been offered twenty-one (21) days [or forty-five (45) days if applicable] from receipt of this Release within which to consider whether to sign this Release; and

e.            For a period of seven (7) days following Executive’s execution of this Release, Executive may revoke this Release by delivering the revocation to the Chief Human Resources Officer of John Marshall Bank, and it shall not become effective or enforceable until such seven (7) day period has expired.

This Release shall be binding upon the heirs and personal representatives of Executive and shall inure to the benefit of the successors and assigns of the Bank.

Date	Carl E. Dodson

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AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of this 22nd day of January, 2020 is made by and between John Marshall Bancorp, Inc. (the “Company”) and John Marshall Bank (the “Bank”) (collectively, “Employer”) and Carl E. Dodson (“Executive”) and is effective as of January 1, 2020 (the “Effective Date”).

WHEREAS, Employer and Executive entered into an Employment Agreement, dated April 30, 2018 (the “Original Agreement”); and

WHEREAS, Employer and Executive wish to amend the Original Agreement as set forth herein.

NOW, THEREFORE, the Employer and Executive agree to amend the Original Agreement as follows:

1.	Section 2(a) shall be amended by replacing it in its entirety with the following:

(a)            Base Salary. During the Term, Employer shall cause Executive to be paid an annual Base Salary of $358,500, paid in equal installments to Executive in accordance with Employer’s established payroll practices (but no less frequently than monthly). The Company’s Board of Directors (the “Board of Directors”) or its designee, in its discretion, may increase Executive’s Base Salary, but may not decrease it without Executive’s prior written consent. The term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as adjusted in accordance with the preceding sentence. Employer shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Executive and Employer. Employer shall also withhold and remit to the proper party any amounts agreed to in writing by Employer and Executive for participation in any corporate sponsored benefit plans for which a contribution is required.

2.              All references in the Original Agreement to base salary shall mean the term “Base Salary”.

3.	Section 6(c)(iv) shall be amended by replacing it in its entirety with the following:

(iv) A material diminuition in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer other than the Chief Executive Officer.; or

4.	Section 15 shall be amended by replacing it in its entirely with the following:

15. Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by overnight or registered or certified mail, return receipt requested, to the parties at the following addresses (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

To Employer:	Chief Executive Officer
John Marshall Bancorp, Inc.
1943 Isaac Newton Square
Reston, Virginia 20190

To Executive: At Executive’s home address as shown on the records of Employer.

5.              All provisions of the Original Agreement that have not been amended by this Amendment shall remain in full force and effect. Notwithstanding the foregoing, to the extent there is any inconsistency between the provisions of the Original Agreement and this Amendment, the provisions of this Amendment shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Date: January 22, 2020	/s/ Carl E. Dodson
Carl E. Dodson

Date: January 22, 2020	John Marshall Bancorp, Inc.
and John Marshall Bank

	By:	/s/ Christopher W. Bergstrom
Christopher W. Bergstrom
President & Chief Executive Officer

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Memorandum

Date:	June 23, 2021
To:	Carl Dodson, Senior EVP – Chief Operating/Risk Officer
From:	Christopher Bergstrom, Chief Executive Officer (CEO)
Subject:	Employment Arrangement

This memo outlines our mutual understanding of your employment arrangement which will be effective as of June 1, 2022.

•	Position – Exempt, Vice President, Advisor to the CEO, reporting to the CEO

•	Annual Salary – $200,000 effective June 1, 2022, evaluated no less than annually

•	Cash Bonus – Remain fully eligible through 2021 bonus cycle. Eligible at the discretion of the CEO thereafter. It is acknowledged that 2022 will be a partial year with existing responsibilities until just after the annual meeting in 2022 (June 1, 2022).

•	Terminate existing 50% club membership reimbursement effective June 1, 2022.

•	Terminate existing $1 million BOLI split dollar beneficiary benefit effective June 1, 2023.

•	Terminate existing company car use effective June 1, 2023. Option to purchase vehicle at the greater of the unamortized book value or CarMax (or equivalent) valuation.

•	You can continue to make voluntary deferrals of salary or bonus to the Bank’s deferred comp plan through the 2022 plan subject to eligibility requirements. You will not be eligible for employer credits beyond the 2021 plan year.

•	Terminate existing supplemental disability insurance at the existing policy expiration (January 5, 2022).

•	Work schedule to be satisfactory to the Chief Executive Officer. Work schedule and responsibilities to be adjusted with reductions in initial salary/compensation.

•	Remote working allowed but mutually agreeable on-site office schedule to be maintained.

•	Duties and responsibilities:

⮚	Advisor to CEO, Secretary to the Board of Directors, Manage Board of Directors, Audit Committee and Risk Management Committee agendas including quarterly meetings for Risk Management Committee.

⮚	Internal Audit Liaison to the Audit Committee. Coordinate and manage internal audit schedule and processes. Coordinate regulatory examinations.

⮚	Assist and provide best effort to assure satisfactory transition of replacement

⮚	Other duties and special projects as assigned by the CEO

•	Maintain effectiveness of original existing employment agreement in effect as of April 30, 2018 (attached for reference) through June 1, 2023 with modifications to reflect your new role and compensation outlined in this memorandum. After June 1, 2023, your employment agreement will terminate. If you are still employed on June 1, 2023, there will be an option to extend the effectiveness of your employment agreement until December 31, 2023 if necessary, to receive a benefit related to a change of control. This will be the only reason that the agreement would be extended. If the agreement is extended, the agreement will terminate on December 31, 2023, and no other extensions will be offered, even if the closing of a change of control is scheduled to occur after December 31, 2023.

•	All compensation, benefits and perquisites terminate immediately if you are no longer employed by the company.

•	As of June 1, 2022, your cell phone reimbursement will adjust from $125/month to $75/month based on your title change to Vice President.

•	The Bank will pay your long term care insurance premium that is due on June 1, 2022 and will allow you to reimburse the Bank over the year through payroll deductions. Regardless of this reimbursement arrangement or your employment status, you will be fully responsible for full reimbursement to the Bank for any long term care premium amount paid for your benefit by the Bank. If you leave employment for any reason, any outstanding amount will be deducted from your final paycheck. The long term care insurance premium that is due on June 1, 2022, described above, will be the final long term care insurance reimbursement arrangement facilitated by the Bank for your benefit.

You have indicated that this role outlined above is acceptable. You will remain on an at-will, active, regular employee status.

Please indicate your acknowledgement and acceptance of your employment arrangement below and return it to me at your earliest convenience.

/s/ Carl E. Dodson	June 24, 2021
Carl Dodson	Date

/s/ Christopher W. Bergstrom	July 26, 2021
Christopher Bergstrom	Date